Exhibit 5.1 - Legal Opinion with consent to use

                         LAW OFFICES OF BRADFORD J. LAM
                            1901 West Littleton Blvd.
                            Littleton, Colorado 80120
                                  303 860 8188
                            303 798 2526 (facsimile)
                                 brad@lamlaw.net


                                 August 22, 2005

U.S. Securities and Exchange Commission
450 Fifth Avenue, NW
Washington, DC 20549

Re: Registration Statement on Form SB-2 (the "Registration Statement") Host Ventures Inc., a Nevada Corporation (the "Company")

Gentlemen:

         This law firm has acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 3,125,000 shares (the "Shares") of the common stock, $.001 per share par value, of the Company. I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement. I express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and I hereby disclaim any responsibility for the content of the Registration Statement.

         In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

  1.     Certificate of Incorporation of the Company, as amended to date;

  2.     By-Laws of the Company, as amended to date;

  3.     The records of   corporate  proceedings relating to the issuance of the
         Shares, and;

  4. Such other instruments and documents as we have believed necessary for the purpose of rendering the following opinion.

         In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted as originals, the conformity to the original instruments of all documents, certificates and records submitted as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, we have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as we have believed necessary and relevant.

U. S. Securities & Exchange Commission
Page 2 of 2
August 22, 2005

         Based  on  the  foregoing,   and  having  due  regard  for  such  legal
considerations as we believe relevant, we are of the opinion that, under applicable law of the State of Nevada (including without limitation, the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws), the Shares were duly authorized by all necessary corporate action on the part of the Company, legally and validly issued, fully paid and non-assessable. We are also of the opinion that the Shares, when sold after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

                                   Sincerely,

                               /s/ Bradford J. Lam

                                       for
                         Law Offices of Bradford J. Lam, PLLC





Cc:      Host Ventures Inc.